UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

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ROCK-TENN COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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December 23, 2005

To our Shareholders:

       It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 27, 2006, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will start at 9:00 a.m., local time.

       On the ballot at this year’s annual meeting is our proposal to elect four directors to our board of directors. A representative of Ernst & Young LLP, our independent auditors, will be at the annual meeting and will have the opportunity to make a statement, if so desired, and will be available to respond to questions.

       Please complete, sign and return your proxy in the enclosed envelope or follow the other voting procedures described in the proxy statement as soon as possible to ensure that your shares will be represented and voted at the annual meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on January 27, 2006

TIME:	9:00 a.m., local time on Friday, January 27, 2006
PLACE:	Northeast Atlanta Hilton at Peachtree Corners 5993 Peachtree Industrial Boulevard Norcross, Georgia 30092
ITEMS OF BUSINESS:	(1) To elect four directors.
(2) To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on December 8, 2005.
ANNUAL REPORT:	A copy of our Annual Report is enclosed.
DATE OF NOTICE:	December 23, 2005.
DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about December 23, 2005.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
ELECTION OF DIRECTORS (Item 1)
COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT ON EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
OTHER MATTERS
ADDITIONAL INFORMATION

ROCK-TENN COMPANY

504 Thrasher Street
Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 27, 2006

ABOUT THE MEETING

Who is furnishing this proxy statement?

      This proxy statement is being furnished to our shareholders by our board of directors in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 27, 2006 (which we refer to as the “annual meeting”).

What am I voting on?

      You will be voting on each of the following:

•	To elect four directors.

•	To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

      As of the date of this proxy statement, the board of directors knows of no other matter that will be brought before the annual meeting.

      You may not cumulate your votes for any matter being voted on at the annual meeting and you are not entitled to appraisal or dissenters’ rights.

Who can vote?

      You may vote if you owned Class A Common Stock as of the close of business on December 8, 2005, the record date for the annual meeting. As of December 8, 2005, there were 36,417,342 shares of our Class A Common Stock outstanding. Sometimes in this proxy statement we refer to the Class A Common Stock as the “Common Stock.”

What if my certificates represent Class B Common Stock?

      Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Without any action required on the part of holders of Class B Common Stock, each certificate that represented shares of Class B Common Stock now represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted.

How do I vote?

      You have four voting options. You may vote using one of the following methods:

•	Over the Internet at the address shown on your proxy card. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone using the number shown on your proxy card.

•	By completing, signing and returning the enclosed proxy.

•	By attending the annual meeting and voting in person.

      Please follow the directions on your proxy card carefully. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes and you should contact your bank or broker for more information.

Can I vote at the annual meeting?

      You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

      If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

      It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank, Atlanta, Mail Code 258, P.O. Box 4625 Atlanta, Georgia 30302, and may be reached at 1-800-568-3476.

What if I return my proxy but do not provide voting instructions?

      If you sign and return your proxy but do not include voting instructions, your proxy will be voted FOR the election of the four nominee directors named on page 4 of this proxy statement.

Can I change my mind after I vote?

      You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., E.T., on January 26, 2006.

•	Giving written notice to the Corporate Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

      You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

      In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of December 8, 2005 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

      The four nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed for other matters?

      To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

      Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the election of directors. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

      Our board of directors currently has 11 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on January 27, 2006, four nominees for director are to be elected to serve on our board of directors until the annual meeting in 2009, or until their successors are qualified and elected. Our board is authorized to increase the size of the board and is authorized to fill the vacancies created by the increase. Any directors elected by the board in this manner will stand for re-election at the next annual meeting of shareholders after their election even if that class of directors is not subject to election in that year.

      We do not believe that any of the nominees for director will be unwilling or unable to serve as director. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

      In no event, however, can a proxy be voted to elect more than four directors.

Recommendation of the Board of Directors

      The board of directors recommends a vote FOR John D. Hopkins, James W. Johnson, James A. Rubright and James E. Young to hold office until the annual meeting of shareholders in 2009, or until each of their successors is qualified and elected. Proxies returned without instructions will be voted FOR these nominees.

Nominees for Election — Term Expiring 2009

		Director
Name	Age	Since	Positions Held

John D. Hopkins	67	1989	Mr. Hopkins has served as counsel with Womble Carlyle Sandridge & Rice, PLLC, a full-service law firm, since October 2003. Mr. Hopkins served as executive vice president and general counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, from April 1993 until he retired in May 2003.
James W. Johnson	64	1984	Mr. Johnson has served as president and chief executive officer of McCranie Tractor Company, a John Deere and Case tractor dealership, for more than five years. Mr. Johnson is also a director of Flag Financial Corporation, a bank holding company, and he has served on the board of Taylor Regional Hospital for over 20 years.
James A. Rubright	59	1999	Mr. Rubright has served as our chief executive officer since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, Oxford Industries, Inc. a manufacturer and seller of branded and private label apparel, and Avondale Incorporated, a textile manufacturing company.
James E. Young	56	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank, a commercial bank, since 1998. He is also a member of the board of directors of Citizens Trust Bank and Citizens Bancshares Corporation, a bank holding company.

Incumbent Directors — Term Expiring 2007

		Director
Name	Age	Since	Positions Held

Stephen G. Anderson	67	1977	Dr. Anderson retired in June 2001 from his private practice in Winston-Salem, North Carolina, where he had been a physician for more than five years. Dr. Anderson serves on the board of trustees of Novant Health, a not-for-profit healthcare provider.
Robert B. Currey	65	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as chairman and chief executive officer of that business for more than five years. Mr. Currey is the uncle of Russell M. Currey, a director and a division executive of our company.
L. L. Gellerstedt, III	49	1998	Mr. Gellerstedt has served as the president of the office/multi-family division of Cousins Properties, Inc., a real estate development company, since June 2005. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt served as chairman of Children’s Healthcare of Atlanta, a not-for-profit pediatric healthcare organization, from August 1999 until January 2001. Mr. Gellerstedt is a director of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc., a commercial bank, and Alltel Corporation, a nationwide telecommunications services company.

		Director
Name	Age	Since	Positions Held

John W. Spiegel	64	1989	Mr. Spiegel is a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company, a member of the board of trustees of Colonial Properties Trust, a real estate investment trust, a director of S1 Corporation, a provider of integrated applications for financial institutions, and a director of HomeBanc Corp., the parent company of HomeBanc Mortgage Corp., a mortgage banking company. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly owned subsidiary of SunTrust Banks, Inc., through March 31, 2005.

Incumbent Directors — Term Expiring 2008

		Director
Name	Age	Since	Positions Held

J. Hyatt Brown	68	1971	Mr. Brown has served as chairman and chief executive officer of Brown & Brown, Inc., an insurance services company, for more than five years. Mr. Brown is also a director of SunTrust Banks, Inc., a bank holding company, BellSouth Corporation, a telephone communications company, FPL Group, Inc., an electric utility company, International Speedway Corp., a motor sports company, and Brown & Brown, Inc.
Russell M. Currey	44	2003	Mr. Currey has served as executive vice president and general manager of our corrugated packaging division since March 2001. From December 1994 to February 2001, Mr. Currey was the senior vice president of marketing and planning. Mr. Currey joined our company in July 1983. Mr. Currey is the nephew of Robert B. Currey, a director of our company.
G. Stephen Felker	54	2001	Mr. Felker has served as chairman of the board of Avondale Incorporated, a textile manufacturer since 1992, president and chief executive officer of Avondale since 1980, and in various other capacities at Avondale since 1974. He is a director and executive officer of Avondale Mills, Inc., a textile manufacturer and wholly owned subsidiary of Avondale Incorporated. Mr. Felker is also a director of American Fibers and Yarns Company, a yarn manufacturer, and USPA Properties, Inc., an apparel brand licensing company.

Corporate Governance

      Corporate Governance Guidelines. We have posted our Corporate Governance Guidelines on our Internet website at www.rocktenn.com. Copies of our Corporate Governance Guidelines are available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

      Director Independence. Our board of directors annually conducts an assessment of the independence of each director in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission (which we refer to as the “SEC”), and the corporate governance standards of the NYSE. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

      The board of directors conducted an assessment of the independence of each director at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors were independent: Dr. Anderson and Messrs. Brown; Robert Currey; Felker; Gellerstedt; Hopkins; Johnson; Spiegel and Young. The board of directors determined that each of these directors had no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that neither of Messrs. Russell Currey and Rubright is independent because each is an employee of our company. The board determined that each of Dr. Anderson and Messrs. Hopkins, Johnson and Young is independent because he had no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that each of Messrs. Brown, Robert Currey, Felker, Gellerstedt and Spiegel has with our company was material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. Brown, Robert Currey, Felker, Gellerstedt and Spiegel had with our company (some of which are also are described under the heading “Certain Transactions” elsewhere in this proxy statement):

      Messrs. Brown, Gellerstedt, and Spiegel: Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc. during fiscal 2003 and fiscal 2004 through August 2004, when he retired. Mr. Spiegel continued to serve as a non-executive Vice Chairman of SunTrust Bank Holding Company, a subsidiary of SunTrust Banks, Inc. (a non-executive position) through March 31, 2005. Mr. Brown serves on the board of directors of SunTrust Banks, Inc. Mr. Gellerstedt serves on the board of directors of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc. Our company made payments to SunTrust Banks, Inc. and its subsidiaries during fiscal 2005, 2004 and 2003 for certain services related to our credit facility, our derivative transactions, our cash management, our master letter of credit agreement, asset management of our defined benefit plan and other banking and financial consulting services. The aggregate of these payments did not exceed 1% of our gross revenues during fiscal 2005 or 1% of SunTrust Banks’ gross revenues during its fiscal year ended December 31, 2004. The board determined that these payments and relationships were not material for such purposes.

      J. Hyatt Brown: Mr. Brown is an executive officer of Brown & Brown, Inc. Our company made payments to Brown & Brown, Inc. for insurance services during fiscal 2005 as described below under the heading “Certain Transactions.” Our board also considered such payments made during fiscal 2004 and 2003. The board determined that these payments and relationships were not material for such purposes.

      Robert B. Currey: Mr. Currey is an owner and executive officer of Currey & Company, which purchased products from our company during fiscal 2005 as described below under the heading “Certain Transactions.” Our board also considered such payments made during fiscal 2004 and 2003. The board determined that such payments and such relationships were not material for such purposes.

      G. Stephen Felker: Mr. Felker is a director, an executive officer and a substantial shareholder of Avondale Incorporated, of which Mr. Rubright serves on the board of directors. The board determined that this relationship was not material for such purposes.

      Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our debt and equity securities. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For these purposes, the board determined that these relationships were not material either individually or collectively.

      Audit Committee Membership Criteria. The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a director simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirements limiting the number of audit committees on which board members may serve.

      After retiring as an executive officer of SunTrust Banks, Inc. in August 2004, Mr. Spiegel became a director of S1 Corporation. Mr. Spiegel subsequently advised our board that he had been nominated to join the audit committee of S1 Corporation and that, in the event of his election, he would be simultaneously serving on the audit committees of more than three public companies. The board determined that, under these circumstances, serving on a fourth audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee. In September 2005, Mr. Spiegel became a director of HomeBanc Corp. Mr. Spiegel subsequently advised our board that he had been elected to serve on the audit committee of HomeBanc Corp and that he would be simultaneously serving on the audit committees of more than three public companies. The board determined that, under these circumstances, serving on a fifth audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee.

      Director Self-Evaluation. Our board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our Corporate Governance Guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our Corporate Governance Guidelines.

      Meetings of Non-Management Directors. Our non-management directors generally meet separately from the other directors in executive session after board meetings and board committee meetings. Pursuant to our Corporate Governance Guidelines, our non-management directors will meet in regularly scheduled executive sessions after board meetings and at such other times as may be scheduled by our chairman of the board or by our presiding independent director. The NYSE corporate governance standards define non-management directors to include any directors who are not executive officers of our company, including any directors who are not independent by virtue of a material relationship, former status or family relationship, or for any other reason.

      Presiding Independent Director. Mr. Brown is currently serving as the presiding independent director, in accordance with our Corporate Governance Guidelines.

      Director Education. Our board of directors has adopted a director education policy under which our company will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee.

      Communicating with Our Directors. So that shareholders and other interested parties may make their concerns known, our company has established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071

•	By facsimile: (770) 248-4402

      Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our company’s Legal Department will facilitate all such communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

      Our directors are encouraged to attend and participate in the annual meeting. All of our directors attended the annual meeting of shareholders held on January 28, 2005.

Codes of Business Conduct and Ethics

      Employee Code of Business Conduct. Our board of directors has adopted a code of business conduct for our employees. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

      Code of Business Conduct and Ethics for Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

      Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer) and our principal financial and principal accounting officer (our chief financial officer). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our chief executive officer and senior financial officers is a serious offense and will result in appropriate disciplinary action. Our board of directors and our audit committee each has the authority to independently approve, in their sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

      Copies. We have posted copies of each of these codes of business conduct and ethics on our Internet website at www.rocktenn.com. Copies of these codes of business conduct and ethics are also available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Director Nominations

      As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. Our board of directors does not currently expect any board vacancies to arise due to retirement or otherwise. The four nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors whose terms are expiring.

      The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our Corporate Secretary will forward such materials to the committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees. Our Corporate Secretary received no shareholder nominations for consideration at the annual meeting.

      When the nominating and corporate governance committee reviews a potential new candidate, consistent with our Corporate Governance Guidelines, the committee will apply such criteria as it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our Corporate Governance Guidelines contain specific criteria for board and board committee membership. In accordance with our Corporate Governance Guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our Corporate Governance Guidelines also provide that each director must meet the following criteria:

•	Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the Corporate Governance Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

      Our bylaws also provide that directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected. The Corporate Governance Guidelines also provide that any director who has a significant change in his or her full time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation as it deems to be appropriate.

      The nominating and corporate governance committee also considers the candidate’s independence, as defined in the Corporate Governance Guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company. Different requirements apply with respect to submitting shareholder proposals for inclusion in the Proxy Statement and with respect to other proposals to be considered at an annual meeting of our shareholders, as described under the heading “Additional Information — Shareholder Proposals.”

Meetings of the Board of Directors

      Our board of directors held six meetings during fiscal 2005. Each director attended at least 75% of all meetings of the board and committees combined on which they served in fiscal 2005.

Committees of the Board of Directors

      The board of directors has an executive committee, an audit committee, a compensation committee, and a nominating and corporate governance committee.

      Executive Committee. Messrs. Brown, Hopkins, Rubright and Spiegel are members of the executive committee. Mr. Brown is chairman of the committee.

      The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; and (5) approve a plan of merger not requiring shareholder approval.

      The executive committee held two meetings during fiscal 2005.

      Audit Committee. Dr. Anderson and Messrs. Robert Currey, Spiegel and Young are members of the audit committee. Mr. Spiegel is chairman of the committee.

      The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 401(h)(1) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

      The board of directors established the audit committee to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the following: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. The principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

      The audit committee held nine meetings during fiscal 2005, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

      Compensation Committee. Messrs. Felker, Gellerstedt, and Spiegel are members of the compensation committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors  — Corporate Governance — Director Independence” above. Mr. Gellerstedt is chairman of the committee.

      The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The committee’s principal duties and responsibilities are to do the following:

      (1) except to the extent that the committee elects to seek the approval of the board of directors with respect thereto,

(a) review and approve corporate goals and objectives relating to compensation of our chief executive officer (“CEO”),

(b) evaluate the CEO’s performance in light of any such goals and objectives, and

(c) determine and approve the CEO’s compensation level based on any such evaluation;

      (2) except the extent that the committee delegates such responsibility to the CEO or elects to seek the approval of the board of directors with respect thereto,

(a) review and approve goals, objectives and recommendations relating to compensation of senior executives (other than the CEO) submitted to the committee by the CEO; and

(b) approve the compensation for senior executives (other than the CEO);

      (3) adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, except as otherwise provided in such plans;

      (4) make recommendations to the board of directors with respect to compensation of our non-employee directors; and

      (5) prepare the report from the committee required by applicable law to be included in our annual proxy statement.

      The compensation committee held two meetings during fiscal 2005.

      Nominating and Corporate Governance Committee. Dr. Anderson and Messrs. Brown, Hopkins and Johnson are members of the nominating and corporate governance committee. Mr. Hopkins is chairman of the committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

      The purpose of the nominating and corporate governance committee is to serve as the primary resource for the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following:

      (1) develop and recommend corporate governance guidelines and any changes to any corporate governance guidelines;

      (2) review and make recommendations regarding corporate governance proposals by shareholders;

      (3) lead the search for potential director candidates;

      (4) evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors;

      (5) assist in the process of attracting qualified director nominees;

      (6) evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

      (7) evaluate and recommend changes to the membership criteria for the board of directors and its committees;

      (8) develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the Corporate Governance Guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate;

      (9) consult with the compensation committee regarding non-employee director compensation, as requested, in accordance with the Corporate Governance Guidelines; and

      (10) recommend such orientation and education procedures for directors as the committee considers appropriate.

      The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

      The nominating and corporate governance committee held two meetings during fiscal 2005.

      Copies of Committee Charters. We have posted on our Internet website at www.rocktenn.com copies of the charters of each of the audit committee, the compensation committee and the nominating and corporate governance committee. Copies of these charters are also available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Compensation of Directors

      For fiscal 2005, directors who are not employees of our company received $22,500 plus $2,000 for each board and committee meeting attended. Each director who chairs a committee and is not an employee of our company received an additional $5,000. In addition, each non-employee director received, on January 28, 2005, pursuant to our 2004 Incentive Stock Plan, annual grants of (1) 500 shares of our Common Stock that was nonforfeitable on the grant date and (2) a stock option to purchase 4,000 shares of our Common Stock at the Fair Market Value (as defined in this plan) of such shares on the grant date, which was $13.70 per share. The options will vest in one-third increments on January 28, 2006, 2007 and 2008, respectively, and will expire on January 28, 2015. Directors were also reimbursed for their out-of-pocket expenses in attending meetings.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

      The table below shows, as of December 8, 2005, how many shares of our Common Stock each of the following beneficially owned: our directors, named executive officers (as defined below under “Executive Compensation — Summary Compensation Table”), owners of 5% or more of our Common Stock and our directors and executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of
	Class A Common Stock

	Number of	Percent of
Directors and Named Executive Officers	Shares(1)	Class(2)

James A. Rubright(3)	1,105,346	2.97%
David E. Dreibelbis(4)	589,248	1.60%
Steven C. Voorhees(5)	343,681	*
James L. Einstein(6)	271,296	*
Robert B. McIntosh(7)	132,911	*
Stephen G. Anderson(8)	619,993	1.70%
J. Hyatt Brown(9)	2,333,171	6.40%
Robert B. Currey(10)	153,984	*
Russell M. Currey(11)	976,002	2.67%
G. Stephen Felker(12)	21,001	*
L. L. Gellerstedt, III(13)	13,001	*
John D. Hopkins(14)	124,465	*
James W. Johnson(15)	163,531	*
John W. Spiegel(16)	59,403	*
James E. Young(17)	5,001	*
All directors and executive officers as a group (16 persons) (18)	6,993,134	18.22%
Shareholders
Barclays Global Investors, NA.(19)	1,948,614	5.35%
Dimension Fund Advisors Inc.(20)	2,922,082	8.02%

*	Less than 1%.

(1)	These shares include restricted stock awards that were granted to our executive officers on May 16, 2001, May 10, 2002, May 15, 2003, May 4, 2004 and May 9, 2005, some of which had not vested as of December 8, 2005. Such persons have the power to vote and receive dividends on such shares, but do not have the power to dispose of, or to direct the disposition of, such shares until such shares are vested pursuant to the terms of such restricted stock grants.

(2)	Based on an aggregate of 36,417,342 shares of Common Stock issued and outstanding as of December 8, 2005 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable prior to February 6, 2006.

(3)	Share balance includes:

•	841,667 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright, and

•	175,833 shares of restricted stock granted to Mr. Rubright.

(4)	Share balance includes:

•	303,267 shares issuable upon exercise of stock options beneficially owned by Mr. Dreibelbis, and

•	47,833 shares of restricted stock granted to Mr. Dreibelbis.

(5)	Share balance includes:

•	216,667 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees,

•	47,833 shares of restricted stock granted to Mr. Voorhees, and

•	2,000 shares beneficially owned by Mr. Voorhees as custodian for two investment accounts for the benefit of his children.

(6)	Share balance includes:

•	202,867 shares issuable upon exercise of stock options beneficially owned by Mr. Einstein, and

•	46,166 shares of restricted stock granted to Mr. Einstein.

(7)	Share balance includes:

•	104,500 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh, and

•	23,000 shares of restricted stock granted to Mr. McIntosh.

(8)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Dr. Anderson,

•	258,496 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for which he is the trustee, grantor and beneficiary,

•	347,496 shares deemed beneficially owned by Dr. Anderson’s spouse as trustee for a trust for which she is the trustee, grantor and beneficiary, and

•	3,500 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for the benefit of family members.

(9)	Mr. Brown’s address is P.O. Drawer 2412, Daytona Beach, Florida 32115. Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Brown,

•	1,762,200 shares beneficially owned by Ormond Riverside, Limited Partnership, for which Mr. Brown serves as president of the sole general partner, and

•	559,970 shares held indirectly by Brown & Brown, Inc., of which Mr. Brown serves as chairman and chief executive officer.

(10)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey, and

•	142,363 shares held in joint tenancy with Mr. Robert Currey’s spouse.

(11)	Share balance includes:

•	155,200 shares issuable upon exercise of stock options beneficially owned by Mr. Russell Currey,

•	20,167 shares of restricted stock granted to Mr. Russell Currey,

•	658,758 shares deemed beneficially owned by Mr. Russell Currey as trustee of two trusts for the benefit of his mother, and

•	2,468 shares held by Mr. Russell Currey’s spouse.

(12)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Felker.

(13)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt, and

•	73 shares held by Mr. Gellerstedt’s daughter.

(14)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Hopkins, and

•	100 shares held by Mr. Hopkin’s spouse.

(15)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Johnson,

•	32,418 shares held by Mr. Johnson’s spouse, and

•	8,600 shares deemed beneficially owned by Mr. Johnson as trustee of a trust for the benefit of the McCranie Companies Profit Sharing Plan.

(16)	Share balance includes:

•	10,001 shares issuable upon exercise of stock options beneficially owned by Mr. Spiegel.

(17)	Share balance includes:

•	4,001 shares issuable upon exercise of stock options beneficially owned by Mr. Young.

(18)	Share balance includes:

•	1,972,277 shares issuable upon exercise of stock options beneficially owned by such directors and executive officers, and

•	376,832 shares of restricted stock beneficially owned by such directors and executive officers.

(19)	According to its Schedule 13G filed with the SEC on February 14, 2005, Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, is a bank and holds the shares reported in trust accounts for the economic benefit of the beneficiaries of those accounts and has sole dispositive power for 1,104,373 of these shares and sole voting power for 1,001,467 of those shares. Barclays Global Fund Advisors serves as an investment advisor and holds the shares reported in trust accounts for the benefit of the beneficiaries of those accounts and has sole dispositive power for 844,241 of these shares and sole voting power for 844,241 of these shares.

(20)	According to its Schedule 13G filed with the SEC on February 9, 2005, Dimension Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California, 90401, serves as an investment advisor with sole dispositive power and sole voting power for all these shares. For purposes of the Exchange Act, Dimension Fund Advisors, Inc. is deemed to be the beneficial owner of these securities; however, Dimension Fund Advisors Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE OFFICERS

Identification of Executive Officers

      The executive officers of our company are as follows as of December 8, 2005:

Name	Age	Position Held

James A. Rubright	59	Chairman of the Board and Chief Executive Officer
David E. Dreibelbis	53	Executive Vice President; General Manager Paperboard Group
James L. Einstein	60	Executive Vice President; General Manager Alliance Division
Michael E. Kiepura	48	Executive Vice President; General Manager Folding Carton Division
Steven C. Voorhees	51	Executive Vice President and Chief Financial Officer
Robert B. McIntosh	48	Senior Vice President, General Counsel and Secretary

      James A. Rubright has served as CEO since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel, and Avondale Incorporated, a textile manufacturing company.

      David E. Dreibelbis has served as executive vice president and general manager of our paperboard division since November 2000. From September 1992 to October 2000, Mr. Dreibelbis was the executive vice president and general manager of our mill group. Mr. Dreibelbis joined our company in April 1979.

      James L. Einstein has served as executive vice president and general manager of our Alliance division since November 2000. From January 1995 until October 2000, Mr. Einstein served as vice president and general manager of our display operations.

      Michael E. Kiepura has served as executive vice president of our folding carton division since June 2005. From August 2001 to June 2005, Mr. Kiepura was the senior vice president of sales in the folding carton division. From November 1999 to July 2001, Mr. Kiepura was senior vice president, eastern region, folding carton division. Mr. Kiepura joined our company in following Rock-Tenn’s 1995 acquisition of Olympic Packaging, Inc. At the time of that acquisition, Mr. Kiepura served as president of Olympic Packaging, Inc.

      Steven C. Voorhees has served as executive vice president and chief financial officer since September 2000.

      Robert B. McIntosh has served as senior vice president, general counsel and secretary since August 2000.

      All our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The table below shows the compensation earned during fiscal 2005, 2004, and 2003 by our CEO during fiscal 2005 and by our four other most highly compensated executive officers who were serving at the end of the fiscal 2005. These individuals are called the “named executive officers.”

Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal			Compensation	Awards	Options/SARs	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	(#)	(3)

James A. Rubright	2005	$756,750	$403,230	$—	$786,100	170,000	$39,425
Chairman and Chief	2004	726,250	475,411	—	616,000	40,000	40,800
Executive Officer	2003	700,000	411,389	—	525,375	85,000	28,902
David E. Dreibelbis	2005	358,750	169,233	—	168,450	40,000	16,087
Executive Vice President;	2004	353,179	119,654	—	192,500	30,000	13,311
General Manager	2003	345,786	75,855	—	140,100	40,000	12,323
Paperboard Group
Steven C. Voorhees	2005	330,000	125,341	—	168,450	40,000	15,897
Executive Vice President	2004	311,250	134,258	—	192,500	30,000	17,004
and Chief Financial Officer	2003	300,000	100,832	127,684	140,100	40,000	13,493
James L. Einstein	2005	282,500	49,912	—	168,450	40,000	14,075
Executive Vice President;	2004	272,944	141,153	—	192,500	30,000	16,546
General Manager	2003	260,081	120,841	—	140,100	40,000	13,680
Alliance Division
Robert B. McIntosh	2005	235,000	90,343	—	112,300	15,000	12,376
Senior Vice President,	2004	216,600	95,063	—	77,000	12,500	11,986
General Counsel	2003	204,425	76,040	—	56,040	15,000	11,403
and Secretary

(1)	Unless reported in this column, the aggregate amount of perquisites and other personal benefits for any fiscal year did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for a named executive officer. The amount reported for Mr. Voorhees relates to payment of a club initiation fee and related monthly dues in accordance with arrangements made at the time of his initial employment.

(2) •	Dollar amounts shown equal the number of shares of restricted stock multiplied by the closing market price of our unrestricted stock on the dates of grant (i.e., $11.23 on May 9, 2005, $15.40 on May 4, 2004, and $14.01 on May 15, 2003).

•	Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the awards of restricted Common Stock will vest in one-third increments on, and may not be transferred before, the following dates: (a) for the restricted stock awards granted in 2005, May 9, 2008, 2009, and 2010, respectively, (b) for the restricted stock awards granted in 2004, May 4, 2007, 2008, and 2009, respectively, and (c) for the restricted stock awards granted in 2003, May 15, 2006, 2007 and 2008, respectively.

•	The restricted stock awards granted in fiscal 2005 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on March 31, 2006, for net income growth as compared to the base period (the 12 months ended March 31, 2005) of at least 20% during the 12 months ending March 31, 2006 (including excess amounts from subsequent periods); (2) another one-third on March 31, 2007, for net income growth as compared to the base period of at least 32% during the 12 months ending on March 31, 2007 (including excess amounts from prior or subsequent periods); and (3) the final one-

third on March 31, 2008, for net income growth as compared to the base period of at least 45.2% during the 12 months ending on March 31, 2008 (including excess amounts from prior periods).

•	The restricted stock awards granted in fiscal 2004 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on March 31, 2005, for net income growth as compared to the base period (the 12 months ended March 31, 2004) of at least 10% during the 12 months ending March 31, 2005 (including excess amounts from subsequent periods); (2) another one-third on March 31, 2006, for net income growth as compared to the base period of at least 21% during the 12 months ending on March 31, 2006 (including excess amounts from prior or subsequent periods); and (3) the final one-third on March 31, 2007, for net income growth as compared to the base period of at least 33.1% during the 12 months ending on March 31, 2007 (including excess amounts from prior periods).

•	The early vesting provisions related to fiscal 2005 for the restricted stock awards granted in fiscal 2004 have not yet been satisfied.

•	The restricted stock awards granted in fiscal 2003 are also subject to earlier vesting upon satisfaction of specified performance criteria. The shares subject to these restricted stock awards will vest early as follows: (1) one-third on March 31, 2004, for net income growth as compared to the base period (12 months ended March 31, 2003) in excess of 15% during 12 months ending on the first March 31, 2004 (including excess amounts from subsequent periods); (2) another one-third on March 31, 2005, for net income growth as compared to the base period in excess of 32.5% during 12 months ending on March 31, 2005, (including excess amounts from prior or subsequent periods); and (3) the final one-third on March 31, 2006, for net income growth as compared to the base period in excess of 52% during 12 months ending on March 31, 2006 (including excess amounts from prior periods).

•	The early vesting provisions related to fiscal 2005 and fiscal 2004 for the restricted stock awards granted in fiscal 2003 have not yet been satisfied.

•	The number and value of the aggregate restricted stock holdings at the end of fiscal 2005 based on the closing market price of our unrestricted stock on September 30, 2005, of $15.10 were as follows: Mr. Rubright, 175,833 shares ($2,655,078), Messrs. Dreibelbis and Voorhees, 47,833 shares each ($722,278 each), Mr. Einstein, 46,166 shares ($697,107) and Mr. McIntosh, 23,000 shares ($347,300).

•	Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.

(3)	Except as otherwise noted below, all amounts are for fiscal 2005, 2004, and 2003, respectively:

•	For Mr. Rubright: $6,300, $6,150, and $2,775 contributed to the Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees (which we refer to as the “401(k) Plan”), $28,114, $29,619 and $21,092 under the Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”), and $5,011, $5,031, and $5,035 paid for life insurance premiums.

•	For Mr. Dreibelbis: $4,950, $6,150, and $6,000 contributed to the 401(k) Plan; $7,983, $3,986 and $3,145 under the Supplemental Plan; and $3,154, $3,178, and $3,175 paid for life insurance premiums.

•	For Mr. Voorhees: $4,606, $5,906, and $5,325 contributed to the 401(k) Plan, $9,054, $7,459 and $4,525 under the Supplemental Plan, and $3,619, $3,639, and $3,643 paid for life insurance premiums.

•	For Mr. Einstein: $2,850, $2,750, and $2,593 contributed to the 401(k) Plan, $7,122, $9,673 and $6,960 under the Supplemental Plan, and $4,103, $4,123, and $4,127 paid for life insurance premiums.

•	For Mr. McIntosh: $5,650, $4,950, and $4,463 to the 401(k) Plan, $4,110, $4,400 and $3,571 under the Supplemental Plan, and $2,615, $2,636, and $3,369 for life insurance premiums.

      The 401(k) Plan and the Supplemental Plan are described below under the heading “Executive Compensation — Retirement Benefit Plans.”

Option Grants Table

      The table below shows information relating to the options granted during fiscal 2005 to each named executive officer:

Options/SAR Grants in Last Fiscal Year(1)

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
	Individual Grants		Option Term		for Option Term

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise or
	Underlying	Granted to	Base Price
	Options/SARs	Employees in	Per Share	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	5%($)	10%($)

James A. Rubright	170,000	25.68%	$11.23	5/9/2015	$1,200,623	$3,042,614
David E. Dreibelbis	40,000	6.04	11.23	5/9/2015	282,499	715,909
Steven C. Voorhees	40,000	6.04	11.23	5/9/2015	282,499	715,909
James L. Einstein	40,000	6.04	11.23	5/9/2015	282,499	715,909
Robert B. McIntosh	15,000	2.27	11.23	5/9/2015	105,937	268,466

(1)	The options shown in the table are options to purchase Common Stock. The options vested on September 30, 2005. The option price can be paid in cash or shares of Common Stock that have been held for at least six months and have a fair market value at least equal to the option exercise price.

(2)	The option exercise price for the options shown in the table is equal to the closing price per share of Common Stock on May 9, 2005, as reported on the NYSE.

Aggregated Options Table

      The table below shows information with respect to options exercised during fiscal 2005 and options held at the end of fiscal 2005 by each named executive officer. All options are options to purchase Common Stock:

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values Table

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-money
			Options/ SARs at Fiscal		Options/ SARs at
	Shares		Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James A. Rubright	—	$—	841,667	28,333	$1,957,167	$30,883
David E. Dreibelbis	—	—	303,267	13,333	687,717	14,533
Steven C. Voorhees	—	—	216,667	13,333	580,367	14,533
James L. Einstein	—	—	202,867	13,333	473,305	14,533
Robert B. McIntosh	—	—	104,500	5,000	163,100	5,450

(1)	These amounts reflect the difference between:

•	the fair market value of the shares of Common Stock underlying the options held by each named executive officer based on the last reported closing price per share of Common Stock of $15.10 on September 30, 2005, as reported on the NYSE, and

•	the aggregate exercise price of such options.

Equity Compensation Plan Information

      The table below shows information with respect to all of our equity compensation plans as of September 30, 2005:

			Number of Securities
	Number of Securities		Remaining Available for
	to be issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1993 Stock Option Plan	2,092,769	$14.01	—
2000 Incentive Stock Plan(1)	1,231,334	15.05	—
2004 Incentive Stock Plan(1)	662,000	11.38	1,580,499
1993 Employee Stock Purchase Plan	—	—	574,361
Equity compensation plans not approved by security holders	—	—	—

(1)	Under the Rock-Tenn Company 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”), there are available for awards granted during the term of the plan (1) 2.0 million shares of Common Stock, plus (2) 389,833 shares of Common Stock that remained available for issuance under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the 2004 Incentive Stock Plan and that are subsequently forfeited or expire. Under the 2004 Incentive Stock Plan, there are available for restricted stock awards granted during the term of the plan no more than 1.0 million shares of Common Stock. As of September 30, 2005, 800,000 shares remain available for the issuance of restricted stock grants. We may grant no new awards under the 2000 Incentive Stock Plan or the Rock-Tenn Company 1993 Stock Option Plan (which we refer to as the “1993 Stock Option Plan”).

Retirement Benefit Plans

      Pension Plan. Only covered employees are eligible to participate in our company’s defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). A “covered employee” is defined as one of our company’s or our participating subsidiaries’ salaried and nonunion hourly employees who is not any of the following: (1) a leased employee; (2) eligible to participate in any other defined benefit plan maintained in whole or in part by contributions from an “Affiliate” (as defined in the Pension Plan); (3) a member of a collective bargaining unit that has not reached an agreement with us to participate in the Pension Plan, (4) an intern or other temporary employee, and (5) an employee who has a date of employment beginning on or after January 1, 2005.

      Our Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. For each calendar year after February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vesting service on December 31, 2004, were required to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the applicable 401(k) plan or (2) no future pension accrual and an enhanced match under the applicable 401(k) plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods in December 2004 and January 2005. The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulas utilized under the Pension Plan. Thus, all participants who are accruing a benefit under the

Pension Plan (except the grandfathered participants) will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005.

      Our Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the Pension Plan to elect one of two options: (1) a future pension accrual based on the 2005 benefit formula and the then current match under the applicable 401(k) plan or (2) no future pension accrual and an enhanced match under the applicable 401(k) plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods.

      Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). This limit is periodically adjusted for inflation by the Secretary of the Treasury and this limit, as adjusted, was $205,000 for calendar year 2004, $210,000 for calendar year 2005, and will be $220,000 for calendar year 2006.

      A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

      SERP. The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in an annuity form, as elected by the participant, for participants whose employment terminated before November 11, 2005, and a lump sum for participants whose employment terminates on or after November 11, 2005. All SERP benefits reflected in this statement are shown in annuity form. Currently, there are 15 active employees who participate in the SERP. We are administering the SERP in good faith compliance with Section 409A of the Code, which impacts, among other things, the timing of the payment of benefits.

      Under the SERP there are four benefit levels (which we will refer to as “level 1,” “level 2,” “level 3” and “level 4”) but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on all of the participant’s base salary and bonus paid. Seven of our active employees, including our named executive officers other than our CEO, will participate in the SERP at benefit level 2.

      Benefit level 3 will provide a benefit payable at age 65 to a participant which, when added to the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service, plus three years, up to a maximum of 15 years of benefit service. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan, the benefits attributable to our matching contributions under the 401(k) Plan and the Supplemental Plan and the participant’s primary social security benefit. Currently only our CEO will participate in the SERP at benefit level 3.

      In the event of a change in control in our company, a participant in the SERP at benefit level 3 will receive any vested accrued benefit if the participant is under age 60. If the benefit level 3 participant is age 60 or older at the time of the change in control, the participant will be deemed to have 15 years of benefit service such that the participant will receive a vested accrued benefit payable at age 65 equal to 53.75% of the participant’s final average pay at the time of the change of control.

      Benefit level 4 is a benefit provided to four executives formerly employed by Gulf States Paper Corporation, none of whom are our named executive officers. Level 4 provides for a benefit accrual equivalent to a percentage of the executive’s frozen accrued benefit under certain previously applicable Gulf States Paper Corporation plans.

      Assuming level compensation, the estimated annual benefit payable at the normal retirement age under our Pension Plan and our SERP (benefit level 2) in a life only annuity for Messrs. Dreibelbis, McIntosh, Voorhees and Einstein is $200,129, $87,594, $86,787 and $51,721, respectively. The SERP portion of these benefits will be paid in a lump sum which will be the actuarial equivalent (as defined in the SERP) of such life only annuity amounts.

      The table below shows the annual retirement benefits payable at normal retirement age under our Pension Plan and the SERP (benefit level 3) in a life only annuity for Mr. Rubright. As of September 30, 2005, Mr. Rubright had approximately six years of actual benefit service under our Pension Plan and our SERP.

	Years of Actual Service

Final Average Earnings	6	8	10	12

$1,000,000	$284,677	$347,076	$410,494	$474,820
$1,100,000	$316,421	$385,060	$454,820	$525,579
$1,200,000	$348,165	$423,045	$499,146	$576,337
$1,300,000	$379,910	$461,029	$543,473	$627,096
$1,400,000	$411,654	$499,012	$587,798	$677,854
$1,500,000	$443,399	$536,997	$632,125	$728,613

      Mr. Rubright’s SERP benefit level 3 will be paid in a lump sum. The lump sum will be calculated starting with Mr. Rubright’s annual benefit under the SERP payable in a life only annuity at age 65 and then reducing such benefit by his annual primary social security benefit and his annual Pension Plan benefit payable in a life only annuity at age 65. This amount is then converted to a lump sum, which will be the actuarial equivalent (as defined in the SERP) of such life annuity. Finally, this lump sum amount is reduced by Mr. Rubright’s matching accounts under the 401(k) Plan and the Supplemental Plan. For example, the SERP portion of the $728,613 annuity benefit in the table payable after 12 years of actual service at age 65 in a life only annuity would provide a $8,762,462 lump sum payment to Mr. Rubright.

      Supplemental Retirement Savings Plan. The Supplemental Plan is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide senior executives selected by the compensation committee with an opportunity to supplement their retirement income through deferral of current compensation. We contribute an amount to each participant’s account maintained under the Supplemental Plan equal to 50% of the participant’s contributions. Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and will rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under the 401(k) Plan. We are administering the Supplemental Plan in good faith compliance with Section 409A of the Code, which impacts, among other things, the timing of the payment of benefits.

CERTAIN TRANSACTIONS

      J. Hyatt Brown, a director of our company, is chairman, chief executive officer and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2005, we paid Brown & Brown, Inc. approximately $322,000 for property and casualty insurance services provided by Brown & Brown, Inc. and by other third parties. Third parties paid Brown & Brown, Inc. approximately $178,000 for commissions on premiums for insurance purchased by us. For the fiscal year ending September 30, 2005, such payments to Brown & Brown, Inc., inclusive of fees for services and commissions paid, totaled approximately $500,000. Total payments for insurance premiums and fees invoiced through Brown & Brown, Inc. (including amounts not ultimately retained by Brown & Brown, Inc.) were approximately $4.8 million in fiscal 2005.

      Robert B. Currey, a director of our company, is chief executive officer of Currey & Company, Inc., which purchased approximately $394,000 of corrugated boxes from us in fiscal 2005.

REPORT OF THE AUDIT COMMITTEE

      The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards 61 (Communication with Audit Committees)) and applicable law.

      In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed this information with the independent registered public accounting firm.

      The audit committee discussed with our company’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held nine meetings during fiscal 2005.

      The audit committee has been updated no less than quarterly on management’s process to assess the adequacy of our company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting.

The audit committee has also discussed with the independent auditor our company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2005, for filing with the SEC. The audit committee has not yet selected our independent registered accounting firm for fiscal 2006, but expects to do so in January 2006.

John W. Spiegel, chairman, audit committee Stephen G. Anderson, audit committee member Robert B. Currey, audit committee member James E. Young, audit committee member

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

      The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2005, and September 30, 2004:

	2005(5)	2004(5)

Audit fees(1)	$1,916,905	$503,498
Audit-related fees(2)	210,991	3,146
Tax fees(3)	147,337	973,363
All other fees(4)	—	—

Total fees paid to auditor	$2,275,233	$1,480,007

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements and the review of interim financial statements included in our quarterly reports on Form 10-Q during fiscal years ended September 30, 2005, and September 30, 2004, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services that are normally provided by Ernst & Young in connection with other statutory and regulatory filings or engagements for those fiscal years. The amounts reflected for this fee category for fiscal 2005 and 2004 include the audit fees and expenses (approximately $1,900,000 and $470,000, respectively) regardless of when billed. For fiscal 2005, these fees also relate to the issuance of a comfort letter in connection with the filing of a benefit plan registration statement (approximately $9,000) and fees for the statutory audits of our Mexican subsidiary for fiscal 2004 and 2003 (approximately $18,000). For fiscal 2004, these fees also relate to the issuance of a comfort letter in connection with the filing of a benefit plan registration statement (approximately $8,000), and assistance in connection with the preparation of responses to the comments of the SEC in connection with a review of our periodic reports (approximately $25,000).

(2)	Audit-related fees consist primarily of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements for the fiscal years ended September 30, 2005, and September 30, 2004, that are not included in the amounts disclosed as audit fees above. For fiscal 2005, these fees relate to due diligence services with respect to our acquisition from Gulf States Paper Corporation of substantially all of its Pulp and Paperboard and Paperboard Packaging operations (approximately $208,000) and fees to issue a consent for a Form 11-K (approximately $3,000). For fiscal 2004, these fees relate to benefit plan work paper reviews.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning for the fiscal years ended September 30, 2005, and September 30, 2004. For fiscal 2005, these fees relate to a project to streamline the legal structure of our company, including a review of our corporate structure and implementation of a restructuring, including the reorganization of our corporate subsidiaries as well as the reduction of the number of corporate entities (approximately $142,000) and the filing of amended tax returns for fiscal 2001 and 2002 and comparable adjustments made to the fiscal 2003 tax returns related to certain income apportionment factors and a correction of an allocation of intercompany charges (approximately $6,000). For fiscal 2004, these fees also relate to amended and adjusted tax returns for fiscal 2001, 2002 and 2003 (approximately $124,000) and the project to streamline the legal structure of our company (approximately $846,000), and a review of fiscal 2003 tax returns ($3,000). Our audit committee determined that it was appropriate to pre-approve this engagement of Ernst & Young to perform the services related to the streamlining of our company’s legal structure based in part on management’s conclusion that this engagement would be the best way to accomplish the restructuring in the most cost effective and time efficient manner due, in part, to Ernst & Young’s subject matter expertise as well as their knowledge of our company’s legal structure and related tax issues.

(4)	All other fees consist primarily of fees related to products and professional services for the fiscal years ended September 30, 2005, and September 30, 2004, that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services for which they billed us during these periods.

(5)	The audit committee approved 100% of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

      In accordance with its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves any engagement of our independent registered public accounting firm to provide audit, review, or attest services or non-audit services and the fees for any such services. The audit committee annually considers and, if appropriate, approves the provision of audit services by our independent registered public accounting firm. In addition, the audit committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither encompassed by the audit committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The audit committee has delegated to the chairman of the audit committee, Mr. Spiegel, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Spiegel reports any decision to pre-approve such services to the audit committee at its next regular meeting.

REPORT ON EXECUTIVE COMPENSATION

      During fiscal 2005, the compensation committee consisted of Messrs. Gellerstedt, Felker and Spiegel. Effective January 28, 2005, Mr. Johnson rotated off the compensation committee and was replaced by Mr. Spiegel. The compensation committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives (12 senior executives in fiscal 2005, which include our six executive officers); and (2) administering our equity incentive plans, our 1993 Employee Stock Purchase Plan, our SERP, our Supplemental Plan and our Annual Executive Bonus Program.

      Mr. Rubright, our CEO, was responsible for establishing the salaries and bonuses for all of the other officers.

      Compensation Policy. Our executive compensation policy is based on the belief that the compensation of all of our employees, including our executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance, and who demonstrate the ability to do so. Therefore, in setting our compensation levels we annually review the performance of our businesses and the executives responsible for that performance, recommendations of our CEO of compensation levels of our senior executives designed to implement our compensation policy, and data and recommendations of our independent compensation consultant. This data includes market competitive compensation data for companies with which we compete for executive talent, and data regarding market competitive compensation data for manufacturing executives generally and executives of comparably sized public companies.

      Base Salary. We believe that market competitive base salaries should be an important part of each executive’s total compensation. For fiscal 2005, each executive officer’s base salary, including each named executive officer’s base salary and the CEO’s base salary, was determined based upon a number of factors including the executive officer’s responsibilities, contribution to the achievement of our goals and objectives, demonstrated leadership skills and overall effectiveness, and length of service.

      We believe that each executive’s compensation (including our CEO’s) should include a portion that is at risk to achievement of pre-defined performance objectives. We believe that a portion should consist of equity incentives that are granted in anticipation of the future contribution of the executive to the company’s success and that further align the interest of the executive with those of shareholders and place a portion of the executive’s compensation at risk to the performance of our Common Stock.

      We believe that as the level of total compensation of an executive increases and the breadth of the executive’s responsibility and ability to impact the company’s success increases, the portion of the employee’s compensation that is at risk to performance, through annual incentive awards and equity incentives, should increase. We believe that for our most highly compensated employees (including our CEO), the majority of their compensation at targeted levels should be at risk to performance.

      Cash Bonuses. Each of our executive officers, including our CEO, is eligible to receive an annual cash bonus. Under our Annual Executive Bonus Program, in fiscal 2005, our CEO was eligible to earn a cash bonus ranging up to a maximum of 110% of his year-end base salary to the extent we achieved certain specified return over capital cost, safety and customer satisfaction goals established by the compensation committee. During fiscal 2005, under this plan, our CEO earned a bonus that was 53.3% of his base salary. Under our Annual Executive Bonus Program and under our other employee bonus programs, in fiscal 2005 our named executive officers, excluding our CEO, were eligible to earn a total cash bonus ranging up to 65% of their respective year-end base salaries to the extent we achieved (as applicable) certain specified return over capital cost, safety, customer satisfaction, and other specific objectives established by the compensation committee. During fiscal 2005, our named executive officers, excluding our CEO, earned bonuses ranging from 17.7% to 47.2% of their respective base salaries. Bonuses paid to our named executive officers, excluding our CEO, were paid, in part, under our Annual Executive Bonus Program and, in part, under other employee bonus programs.

      Stock Options and Restricted Stock. We annually review the grant of equity incentives to our executive officers (including our CEO). In fiscal 2005, we granted awards consisting of stock options and restricted stock grants to our named executive officers to implement the compensation policy described above. We believe stock options are an appropriate incentive and reward because the executive only benefits from the award to the extent that the value of Common Stock increases. We believe restricted stock grants are appropriate incentives because they most closely align the interests of the employee with the interests of the shareholders since the value of the restricted stock award will increase or decrease proportionately with the value of our Common Stock. Restricted stock awards also create an incentive to the executive to remain in the company’s employ during the restricted period.

      On May 9, 2005, each of our named executive officers, excluding our CEO, received stock option grants in respect of fiscal 2005 to purchase from 15,000 to 40,000 shares. On May 9, 2005, our CEO received stock option grants in respect of fiscal 2005 to purchase 170,000 shares. Each of these options vested on September 30, 2005. On May 9, 2005, we made restricted stock grants of from 10,000 to 15,000 shares to each of our named executive officers, excluding our CEO, and a restricted stock grant of 70,000 shares to our CEO.

All shares of restricted stock are fully votable by the grantee as of the date of the grant. Unless vested (pursuant to net income performance criteria) or forfeited (e.g., by termination of employment) at an earlier date, the shares will vest in one-third increments on, and may not be transferred before, May 9, 2008, 2009 and 2010. We compared the implied value of the equity grants to our executive officers using the Black-Scholes valuation model to the compensation data referred to above and determined that the equity grants were competitive with market levels based on the expected levels of contribution of the grantees to the company’s results over the term of the equity incentives.

      Tax Compliance Policy. The compensation committee has reviewed the applicability of Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance based” and is approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that is not deductible.

      We have also taken steps designed to maximize the deductibility for bonuses paid under our Annual Executive Bonus Program and options granted under our 2004 Incentive Stock Plan, 2000 Incentive Stock Plan and our 1993 Stock Option Plan. It is also our intention that the awards under our 2004 Incentive Stock Plan that include performance criteria also will meet the conditions necessary for deductibility.

L. L. Gellerstedt, III, chairman, compensation committee
G. Stephen Felker, compensation committee member
John W. Spiegel, compensation committee member
James W. Johnson, compensation committee member through January 2005

      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

STOCK PRICE PERFORMANCE GRAPH

      The graph below reflects cumulative shareholder return (assuming the reinvestment of dividends) on our Common Stock compared to the return on the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index. The graph reflects the investment of $100 on September 30, 2000 in our Common Stock, the S&P 500 Index, the S&P Paper Products Index, and the S&P Paper Packaging Index and the reinvestment of dividends.

	9/30/2000	9/30/2001	9/30/2002	9/30/2003	9/30/2004	9/30/2005

ROCK-TENN COMPANY	$100.00	$114.13	$163.26	$158.01	$174.47	$172.02

S & P 500	100.00	73.38	58.35	72.58	82.65	92.78

S & P PAPER PRODUCTS	100.00	104.06	83.61	124.11	145.59	159.12

S & P PAPER PACKAGING	100.00	127.24	105.38	139.53	166.50	139.46

      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

OTHER MATTERS

      The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the enclosed proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of such reports furnished to us and certain representations of such persons, all such persons complied with the applicable reporting requirements.

Annual Report on Form 10-K

      We will provide without charge, at the written request of any shareholder of record as of December 8, 2005, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Chief Financial Officer.

Shareholder Nominations for Election of Directors

      Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if both (1) the shareholder is otherwise entitled to vote generally in the election of directors, and (2) the shareholder sends timely notice of the nomination in writing to our Corporate Secretary.

      All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days and no more than 120 days prior to the meeting. Next year’s annual meeting of shareholders is currently scheduled for January 26, 2007, so shareholders must submit nominations no earlier than the close of business on September 28, 2006, and no later than the close of business on October 27, 2006.

      If we give less than 100 days’ notice or prior public disclosure of the date of the annual meeting to shareholders, we must receive notice from the shareholder no later than the close of business on the 10th day following the day on which we mailed such notice or made such public disclosure of the date of the meeting, whichever occurs first.

      The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•	All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name and address of the proposed nominee.

•	A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

      The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, all of the following:

•	A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

•	The total number of shares of Common Stock beneficially owned by the shareholder and how long the shareholder has owned such shares.

      We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Shareholder Proposals

      Bylaw Provisions. In accordance with our bylaws, a shareholder who desires to present a proposal for consideration at our 2007 annual meeting of shareholders must deliver the proposal to our Corporate Secretary so that it is received no earlier than the close of business September 28, 2006, and no later than the close of business on October 27, 2006. However, if we give less than 60 days’ notice of our 2007 annual meeting of shareholders, then shareholder proposals intended to be presented at the meeting but not to be included in the board’s proxy materials must be received no later than 10 days after notice of the 2007 annual meeting is mailed or a press release announcing the meeting date is issued. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares of Common Stock beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

      Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 25, 2006.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

      Our annual report to shareholders for fiscal 2005, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

c/o Stock Transfer Department
Post Office Box 105649
Atlanta, GA 30348

QUICK ● EASY ● IMMEDIATE
AVAILABLE 24 HOURS A DAY · 7 DAYS/WEEK
Rock-Tenn Company encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS: http://www.cesvote.com Have this voting form in hand, go to the website, and simply follow the instructions.	or	TO VOTE BY TELEPHONE:
CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-888-693-8683 ANYTIME (THERE IS NO CHARGE TO YOU FOR THIS CALL).
Have this voting form in hand, call the phone number, and simply follow the instructions.	or	TO VOTE BY MAIL: Simply mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
IF YOUR ARE VOTING BY TELEPHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD.
Your Control Number is :
Please be sure to sign and date the Proxy
ê Please fold and detach card at perforation before mailing. ê

PROXY FOR CLASS A COMMON STOCK
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 27, 2006

The undersigned hereby appoints James A. Rubright and Steven C. Voorhees and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 27, 2006, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.
Unless you are voting via the Internet or by telephone, please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting on January 27, 2006. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy or voted via the Internet or by telephone.

Dated:
Signature
Signature
Please sign exactly as your name or names appear hereon. For more than one owner as shown to the left, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in partnership name by an authorized person
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE .
(Continued on other side)

your vote is important
If you do not vote by telephone or Internet, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Meeting.

ROCK-TENN COMPANY	PROXY
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1
AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

Please mark your vote as indicated in this example ☒
The Board of Directors Recommends a Vote FOR Item 1.
          1.     To elect four (4) directors:
          NOMINEES:

(1) John D. Hopkins (2) James W. Johnson (3) James A. Rubright (4) James E. Young

☐ VOTE FOR all nominees listed above.	☐ VOTE WITHHELD from all nominees listed above.
(except as listed to the contrary below)
(To withhold authority to vote for a nominee, write that nominee’s name on the line provided below.)

(Continued and to be signed on other side)